                            Akin, Gump, Strauss, Hauer & Feld, l.l.p.
AUSTIN                                   ATTORNEYS AT LAW
BRUSSELS                    a registered limited liability partnership
DALLAS                         including professional corporations
HOUSTON                                1700 PACIFIC AVENUE
LONDON                                      SUITE 4100
LOS ANGELES                            DALLAS, TEXAS 75201
MOSCOW                                    (214) 969-2800
NEW YORK                                FAX (214) 969-4343
PHILADELPHIA                             www.akingump.com
SAN ANTONIO
WASHINGTON, D.C.

                               August ___, 1999

                               [FORM OF OPINION]

Board of Directors
Dynegy Inc.
1000 Louisiana, Ste. 5800
Houston, Texas 77002

Ladies and Gentlemen:

  You have requested our opinion pursuant to Section 9.3(d) of the Agreement and Plan of Merger dated June 14, 1999 (the "Agreement") , entered into by and among Dynegy Inc. ("Dynegy"), Illinova Corporation ("Illinova"), Energy Convergence Holding Company ("Energy Convergence")(1), Energy Convergence Acquisition Corporation, a wholly-owned subsidiary of Energy Convergence ("EC Acquisition Sub"), and Dynegy Acquisition Corporation ("Dynegy Acquisition Sub"), a wholly-owned subsidiary of Energy Convergence, with regard to certain United States federal income tax consequences of the merger of EC Acquisition Sub with and into Illinova (the "Illinova Merger") with Illinova shareholders receiving solely Energy Convergence Class A voting common stock and cash in lieu of fractional shares, if any, followed by the merger of Dynegy Acquisition Sub with and into Dynegy (the "Dynegy Merger") with Dynegy shareholders receiving cash, Energy Convergence Series A preferred stock, Class A common stock or Class B common stock and cash in lieu of fractional shares, as the case may be (Illinova Merger and Dynegy Merger are collectively referred to herein as the "Mergers"). All capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement and/or the Form S-4 filed with the SEC on __________, 1999 (the "Form S-4").

     In arriving at the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of:

        (i)  the Agreement and Form S-4;

        (ii) certificates and representations of officers and representatives of Dynegy, Illinova, Energy Convergence, Chevron U.S.A. Inc. ("Chevron") and such other persons as we have deemed appropriate.

----------
(1) After the transaction is complete, Energy Convergence Holding Company will be renamed Dynegy Inc.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

August   , 1999
Page 2

     Without limiting the generality of the foregoing, in arriving at the opinions expressed below, we have examined and relied, without independent verification of the statements contained therein, on representations and warranties made by Dynegy, Illinova, Energy Convergence, and Chevron and we have assumed the accuracy and continuing accuracy of such representations and statements. Further, where any factual representation is qualified to the best knowledge of a person, we have assumed that the representation is correct without regard to such qualification. We have not attempted to verify the accuracy of the assumptions or the representations.

     In arriving at the opinions expressed below, we have assumed, without making any independent investigation, that all such documents as furnished to us are complete and authentic, that the signatures on all documents are genuine, and that all such documents have been, or in the case of drafts, will be, duly authorized, executed and delivered. We have further assumed that the transactions will be consummated and the parties will act in accordance with these documents.

     However, we have not yet obtained written certificates from Energy Convergence, Illinova, EC Acquisition Sub, Dynegy, Dynegy Acquisition Sub, or Chevron U.S.A., Inc., to verify certain additional facts that we have assumed in rendering this opinion. Before rendering our opinion in connection with the Dynegy Merger, we intend to obtain customary and appropriate written certificates to confirm certain material facts that we have assumed.

     Our opinion represents our best legal judgment as to the likely outcome of the issues discussed if properly presented to a court of law. Our opinion is not binding on the Internal Revenue Service (the "IRS") or a court. Thus, no assurance can be given that the IRS or a court would agree with our opinion.

     Our opinion is based solely upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations currently promulgated thereunder, and current judicial and administrative authority (including published revenue rulings and revenue procedures) with respect thereto, all of which is subject to change, which change may be of retroactive effect, and upon matters of fact existing as of the date hereof. We undertake no obligation to advise you of any such change that may occur in the future. We do not express any opinion, either implicitly or otherwise, concerning any law, other than the federal income tax law of the United States, or any other issue or subject not specifically addressed herein.

     Based on and subject to the foregoing, it is our opinion that, for federal income tax purposes:

        (a) The Mergers will constitute a contribution of assets within the meaning of Section 351 of the Code or as a reorganization within the meaning of Section 368(a) of the Code;

        (b) No gain or loss will be recognized by Dynegy because of the Dynegy Merger;

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

August   , 1999
Page 3


        (c) No gain or loss will be recognized by a shareholder of Dynegy as a result of the Dynegy Merger with respect to shares of Energy Convergence common stock received in exchange for such shareholder's Dynegy stock, except to the extent of any cash received, or consideration other than Energy Convergence common stock.

        (d) The aggregate tax basis of Energy Convergence Class A stock received by a Dynegy shareholder as a result of the Dynegy merger will be the same as the shareholder's aggregate tax basis in the Dynegy common stock surrendered in the exchange, increased by any gain recognized on the exchange and reduced by any tax basis allocable to shares for which such Dynegy shareholder receives cash, including fractional shares.

        (e) The holding period of the Energy Convergence Class A common stock received by Dynegy shareholders as a result of the exchange will include the period during which the shareholder held the Dynegy common stock exchanged.

        (f) A holder of Dynegy common stock who receives cash in lieu of a fractional share interest in Energy Convergence Class A Common Stock will be treated as having received the fractional shares in the Dynegy merger and then as having exchanged such fractional shares for cash in a redemption by Energy Convergence. The cash payment will be treated as a distribution in payment for the fractional interest redeemed under Section 302 of the Code, with the result that the holder should generally recognize gain or loss for federal income tax purposes on the deemed redemption in an amount equal to the difference between the amount of cash received and the portion of the tax basis of the share of Dynegy common stock allocable to the fractional share interest. This gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the share of Dynegy common stock exchanged has been held for more than one year at the closing of the merger .

        (g) A holder of Dynegy common stock who exchanges all or a portion of his Dynegy common stock for cash will recognize gain or loss realized on the exchange but only to the extent of the cash received. The amount of gain or loss realized will be the difference between the fair market value of the Energy Convergence Class A common stock and cash received compared to the holder's tax basis in his Dynegy common stock. Only those holders of Dynegy stock receiving solely cash in exchange for their Dynegy common stock will be able to recognize a loss for federal income tax purposes. The gain or loss generally will be capital gain or loss and will be long term capital gain or loss if the shares of the Dynegy stock exchanged have been held for more than one year at the closing of the merger.

     This opinion is rendered for the sole benefit of the addressee hereof, and no other person or entity is entitled to rely hereon. Copies of this letter may not be furnished to any other person or entity, and no portion of this letter may be quoted, circulated or referred to in any other document, without our prior written consent. However, we hereby consent to the use of this letter as an exhibit to the Joint Proxy Statement of Dynegy and Illinova included in the

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

August   , 1999
Page 4


Registration Statement on Form S-4 of Energy Convergence, and the references therein to this letter and our firm.

     We express no opinion herein other than as to the federal income tax laws of the United States.
                            Very truly yours,

                            AKIN, GUMP, STRAUSS, HAUER & FELD L.L.P.